                                                                     Exhibit 5.1

                            FULBRIGHT & JAWORSKI L.L.P.
                    A Registered Limited Liability Partnership
                           2200 Ross Avenue, Suite 2800             Houston
Telephone: 214/855-8000       Dallas, TX 75201-2784             Washington, D.C.
Facsimile: 214/855-8200                                             Austin
                                                                  San Antonio
                                                                    Dallas
                                                                   New York
                                                                  Los Angeles
                                                                  Minneapolis
                                                                    London
                                                                   Hong Kong


                                October 9, 2001







Lone Star Technologies, Inc.
P.O. Box 803546
Dallas, Texas 75380-3546


Ladies and Gentlemen:


         We have acted as counsel for Lone Star Technologies, Inc., a Delaware corporation (the "Company"), and the subsidiaries listed on Schedule I hereto (collectively, the "Guarantors") in connection with the execution and delivery by the Company and the Guarantors of the Indenture dated as of May 29, 2001 among the Company, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee") and the issuance thereunder of $150,000,000 principal amount of the Company's 9.00% Senior Subordinated Notes due 2011, Series B (the "Series B Notes") in exchange for an equivalent principal amount of its outstanding 9.00% Senior Subordinated Notes due 2011, Series A (the "Series A Notes"). The terms of the offer to exchange the Series B Notes for the Series A Notes (the "Exchange Offer") are described in the Registration Statement on Form S-4 (Registration No. 333-63944) filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Registration Statement"), for the registration of the Series B Notes under the Securities Act of 1933.

         In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments as we have deemed necessary for the purposes of this opinion. We have also examined such certificates of public officials, corporate officers of the Company and the Guarantors and of other persons as we have deemed relevant and appropriate as a basis for this opinion, and we have made no effort to independently verify the facts set forth in such certificates; however, nothing has come to our attention that contradicts any such facts. Further, in making the foregoing examinations, we have assumed the genuineness of all signatures, the legal capacity of each natural person signatory to any of the documents reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. In making the foregoing examinations, we have assumed that all representations and warranties made in the aforesaid documents (other than those which are expressed herein as our opinions) were and are true, correct and complete.

         Based upon the foregoing, and subject to the exceptions, qualifications and limitations herein set forth, it is our opinion that:

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Lone Star Technologies, Inc.
October 9, 2001
Page 2



         1. The Indenture has been duly authorized by the Company and each of the Delaware and Texas Guarantors, and executed and delivered by the Company and each of the Guarantors, and the Indenture constitutes a valid and legally binding instrument enforceable against such parties in accordance with its terms.

         2. The Series B Notes have been duly authorized, executed, authenticated, issued and delivered and constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms.

         This opinion is expressly limited by, subject to and based upon the assumptions, exceptions, limitations and qualifications set forth below:

                  A. To the extent the opinions set forth herein are governed by the laws of the State of Delaware, we have based such opinion exclusively upon a reading of the Delaware General Corporation Law without taking into account any legislative, judicial or administrative interpretations thereof. The lawyers in our offices in Dallas, Texas and New York, New York are members of the State Bar of Texas and the New York State Bar, respectively, and, except as set forth in the immediately preceding sentence, we express no opinion with respect to the laws of any jurisdiction other than the States of Texas and New York and the federal laws of the United States of America.

                  B. The enforceability of the Series B Notes and the Indenture may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, probate, conservatorship, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant (i) equitable remedies, including, without limiting the generality of the foregoing, specific performance and injunctive relief or (ii) a particular remedy sought under such documents as opposed to another remedy provided for therein or another remedy available at law or in equity, (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) and (d) judicial discretion.

                  C. We express no opinion as to the legality, validity, enforceability or binding effect of provisions relating to indemnities and rights of contribution to the extent prohibited by public policy or which might require indemnification for losses or expenses caused by negligence, gross negligence, willful misconduct, fraud or illegality of an indemnified party.

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Lone Star Technologies, Inc.
October 9, 2001
Page 3

                  D. We express no opinion as to the legality, validity, enforceability or binding effect of provisions providing for a right of setoff against or waiver or release by the Company or any Guarantor.

                  E. In rendering the opinions expressed herein, we have assumed that the Trustee has full power and authority to enter into and perform its obligations under the Indenture, that the Indenture has been duly authorized, executed and delivered by the Trustee, and that the Indenture constitutes a valid and legally binding instrument enforceable against the Trustee in accordance with its terms.

                  F. This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.


                                              Very truly yours,


                                              /s/ FULBRIGHT & JAWORSKI L.L.P.


                                              Fulbright & Jaworski L.L.P.

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                                   SCHEDULE I




                  NAME OF GUARANTOR                 STATE OF INCORPORATION
         ---------------------------------------   ------------------------
         Environmental Holdings, Inc.                      Delaware

         Zinklahoma, Inc.                                  Delaware

         Lone Star Steel Company                           Delaware

         Lone Star Logistics, Inc.                          Texas

         Lone Star Steel International, Inc.               Delaware

         Lone Star Steel Sales Company                     Delaware

         Rotac, Inc.                                        Texas

         T & N Lone Star Warehouse Co.                      Texas

         Texas & Northern Railway Company                   Texas

         Lone Star ST Holdings, Inc.                       Delaware

         Fintube Technologies, Inc.                        Oklahoma

         Fintube Canada, Inc.                              Delaware

         Bellville Tube Corporation                         Texas

         Star Tubular Technologies, Inc.                   Delaware

         Star Tubular Technologies (Houston), Inc.          Texas

         Star Tubular Technologies (Youngstown), Inc.       Ohio
